Exhibit 99.1

Contacts:
Douglas Pihl	Alexis Pascal
MathStar, Inc.	Stapleton Communications
info@mathstar.com	alexis@stapleton.com
503.726.5500	650.470.0200

MathStar Responds to Merger Proposal from PureChoice Inc.

HILLSBORO, Ore., Oct. 29, 2008 – MathStar, Inc. today acknowledged receipt of an unsolicited proposal by PureChoice, Inc. to enter into a merger transaction with MathStar.  MathStar has rejected the proposal.

In a letter delivered to PureChoice today, MathStar explained that its Board has carefully considered and analyzed PureChoice’s merger proposal.  The Board concluded that not only was the amount of the proposed consideration insufficient to support entering into the proposed merger transaction but that PureChoice does not fit the profile for a merger candidate previously established by MathStar’s Board.

For these and other reasons, MathStar’s Board unanimously rejected PureChoice’s merger proposal as not being in the best interests of MathStar’s stockholders and reiterated its commitment to pursue its declared strategy.

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 under the heading “Risk Factors,” as updated in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.